Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
November 11, 2005


        UNITED NATURAL FOODS, INC. UPDATES FISCAL 2006 OUTLOOK INCLUDING
                 THE IMPACT OF SHARE BASED COMPENSATION EXPENSE

    Revenues Expected to Increase 10% - 15% to $2.25 Billion - $2.35 Billion Excluding Special Charges, Earnings Per Diluted Share Expected to Increase
         15% - 20% to $1.14 - $1.19, and $1.02 - $1.07 Per Diluted Share
                       Including Share Based Compensation

Dayville, Connecticut - November 11, 2005 -- United Natural Foods, Inc., (Nasdaq: UNFI) today updated its financial outlook for the fiscal year ending July 31, 2006 to include the impact of share based compensation expense related to the implementation of FAS123R which was adopted on August 1, 2005.

As previously announced on July 13, 2005, revenues for the fiscal year ending July 31, 2006 are expected to increase approximately 10% to 15% from fiscal 2005 levels to a range of $2.25 billion to $2.35 billion. Fiscal year 2006 earnings per diluted share, excluding special items and share based compensation, is expected to be in the range of $1.14 to $1.19 per share, an increase of 15% to 20% over fiscal 2005 levels, excluding special items.

The Company announced today that during the 2006 fiscal year, it expects to incur approximately $6.0 million to $8.2 million of share based compensation expense on a pre-tax basis, or $0.08 to $0.11 per diluted share after tax, excluding special items. The Company expects to incur $1.4 million to $2.0 million of share based compensation expense on a pre-tax basis, or $0.02 to $0.03 per share after tax during the first quarter of the 2006 fiscal year, excluding special items. The actual expenses recorded during the 2006 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees, changes in the Company's stock price, and the valuation methods and underlying assumptions used in estimating the fair value of share based payments.

Special items may include labor, moving and other costs related to the expansion of the Company's distribution facilities. However, at this time the Company does not know the extent or significance of these items or whether the Company will in fact incur any of these or other special items in fiscal 2006.

The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If any of these assumptions vary, the Company's guidance may change. There can be no assurance that the Company will achieve these results. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 20,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel.


For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:                           FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Rick Puckett                              Joseph Calabrese
Chief Financial Officer                   General Information
(860) 779-2800                            (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-K filed with the Commission on October 13, 2005, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a basis of generally accepted accounting principles in the United States of America (GAAP), the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.